UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15061 Springdale, Suite 113,

Huntington Beach, California 92649

(Address of principal executive offices) (zip code)

(661) 418-7842

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01 Regulation FD Disclosure

(1)	The Company has received a number of questions and the Company felt it was better to answer the questions through an 8-K instead emailing the individuals directly.

Q1. Are any deals with grocery stores dependent on the development of new products?

A1. Any deals with grocery stores are not dependent on new products or flavors. However, the ability to discuss and show added products makes Nate’s Pancakes more attractive.

Currently, the Company has to finalize the pricing terms with the food brokers before any deals with grocery stores can be finalized. The Company also modified the product to meet the food safety requirements of retailers and to increase the shelf life of the product. The new formula provides a longer shelf life but results in a thicker batter. As a result, Nate over the past week had to developed a new can and delivery system. Nate approved this custom can on October 30, 2014 and the Company began to run product through its new production line.

The next steps in finalizing the grocery store deals are: (1) sending new samples to the food brokers; (2) finalize pricing with suppliers for the new cans and formula, and (3) finalize the pricing with food brokers. Once, those steps are completed the final negotiations with grocery stores regarding delivery dates can be finalized.

During this time the Company has begun producing product to supply our current agreement and storing product to fulfill the new contracts we anticipate.

Q2: Is the shelf stable a condition on any deals with grocery stores?

A2: Having a shelf stable products has no impact at this time with any deals with grocery stores. The refrigerated product is what was sold through Batter Blaster and will be the product sold. The longer shelf life allows the product to be shipped and stored at a much lower cost.

(2)	The Company issued Press Releases that is attached as exhibit 99.1.

Item 9.01 Exhibit

Exhibit 99.1 – Press Release October 31, 2014

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nate’s Food Co.

Dated: October 31, 2014	By:	/s/ Nate Steck
	Name:	Nate Steck
	Title:	CEO